UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2016

KBS STRATEGIC OPPORTUNITY REIT II, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-55424	46-2822978
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Purchase and Sale Agreement for Lincoln Court
On April 20, 2016, KBS Strategic Opportunity REIT II, Inc., (the “Company”), through an indirect wholly owned subsidiary (the “Buyer”), entered into an agreement of purchase and sale to acquire a three-story Class A office building containing 123,529 rentable square feet located on approximately 4.2 acres of land in Campbell, California (“Lincoln Court”). On April 13, 2016, the Company’s external advisor, KBS Capital Advisors LLC (the “Advisor”) entered into an agreement of purchase and sale (the “Agreement”) with CRP Lincoln, L.L.C. (the “Seller”) to purchase Lincoln Court and on April 20, 2016, the Advisor assigned the Agreement to the Buyer. The Seller is not affiliated with the Company or the Advisor.  Pursuant to the Agreement, the Company would be obligated to purchase the property only after satisfaction of agreed upon closing conditions. There can be no assurance that the Company will complete the acquisition. As of April 20, 2016, the Company had made a deposit of $1.0 million and, in some circumstances, if the Company fails to complete the acquisition, it may forfeit up to $3.0 million of earnest money.
The contractual purchase price of Lincoln Court is approximately $51.5 million plus closing costs.  The Company intends to fund the purchase of Lincoln Court with proceeds from its ongoing initial public offering and proceeds from a mortgage loan from an unaffiliated lender. The Company is currently negotiating the terms of the mortgage loan.
Lincoln Court was built in 1985 and consistently renovated since completion. As of April 1, 2016, Lincoln Court was approximately 98% leased to 34 tenants. The current aggregate annual effective base rent, which is calculated as the annualized contractual base rental income (net of rental abatements), for the tenants of Lincoln Court is approximately $4.8 million. The current weighted-average remaining lease term for the tenants is approximately 2.0 years. The current weighted-average rental rate (net of rental abatements) over the remaining lease term is $32.75 per square foot.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT II, INC.

Dated: April 25, 2016	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer, Treasurer and Secretary